Exhibit 99.1

GAP INC. REPORTS AUGUST SALES

Old Navy Delivers Strong Performance Driven by Back to School

SAN FRANCISCO - September 3, 2009 - Gap Inc. (NYSE: GPS) today announced net sales of $1.12 billion for the four-week period ended August 29, 2009, which represents a 2 percent decrease compared with net sales of $1.14 billion for the four-week period ended August 30, 2008. The company's comparable store sales for August 2009 were down 3 percent compared with an 8 percent decrease in August 2008.

Comparable store sales by division for August 2009 were as follows:

  Gap North America: negative 7 percent versus negative 5 percent last year
  Banana Republic North America: negative 8 percent versus negative 14 percent last year
  Old Navy North America: positive 4 percent versus negative 9 percent last year
  International: negative 12 percent versus negative 2 percent last year

"During August, customers responded well to our denim collections at Gap and Old Navy," said Sabrina Simmons, chief financial officer of Gap Inc. "We were especially pleased by the progress at Old Navy and its strong back to school performance, which helped support total company merchandise margins significantly above last year."

Year-to-date net sales were $7.49 billion for the thirty weeks ended August 29, 2009, a decrease of 7 percent compared with net sales of $8.02 billion for the thirty weeks ended August 30, 2008. The company's year-to-date comparable store sales decreased 7 percent compared with a 10 percent decrease last year.

For more detailed information, please call 1-800-GAP-NEWS (1-800-427-6397) to listen to Gap Inc.'s monthly sales recording. International callers may call 706-634-4421.

September Sales

The company will report September sales on October 8, 2009.

About Gap Inc.

Gap Inc. is a leading global specialty retailer offering clothing, accessories and personal care products for men, women, children and babies under the Gap, Banana Republic, Old Navy, Piperlime and Athleta brand names. Fiscal 2008 sales were $14.5 billion. Gap Inc. operates more than 3,100 stores in the United States, the United Kingdom, Canada, France, Japan and Ireland. In addition, Gap Inc. is expanding its international presence with franchise agreements in Asia, Europe, Latin America and the Middle East. For more information, please visit www.gapinc.com.

Investor Relations:

Aina Konold

(415) 427-4454

Media Relations:

Kris Marubio

(415) 427-1798